Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410
February 1, 2010

FOR ADDITIONAL INFORMATION
Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com
NiSource reports 2009 earnings
•	Earnings results in line with guidance

•	Liquidity position strengthened

•	Financing needs addressed through 2011

•	Core business initiatives advance

•	2010 earnings guidance of $1.10-$1.20 per share
MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $295.3 million, or $1.07 per share, for the twelve months ended Dec. 31, 2009, compared to net operating earnings of $349.4 million, or $1.28 per share for 2008. NiSource’s consolidated operating earnings (non-GAAP) for the twelve months ended Dec. 31, 2009 were $881.0 million, compared to $918.6 million in 2008.
On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended Dec. 31, 2009, of $231.2 million, or $0.84 per share, compared with $370.6 million, or $1.35 per share in 2008. Operating income was $801.9 million for 2009 versus $918.7 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.
For the three months ended Dec. 31, 2009, net operating earnings were $98.9 million (non-GAAP), or $0.35 per share, compared with $126.2 million, or $0.46 per share, for the same period in 2008. On a GAAP basis, income from continuing operations for the three months ended Dec. 31, 2009 was $88.5 million, or $0.32 per share, compared with $127.5 million, or $0.46 per share for the fourth quarter of 2008.
Notably, as reflected in the attached financial statements, year-over-year cash flows from operating activities increased by more than $1 billion. In addition, short-term borrowings at year end 2009 were more than $1 billion lower than at year end 2008.
“Our team’s exceptional execution enabled NiSource to not only weather the storm during 2009, but to emerge as a stronger, more robust company,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. said. “Despite unprecedented dislocations in the financial markets and a very challenging economic environment – particularly in our Northern Indiana markets – our company’s underlying business performance remained strong, our liquidity position improved significantly, and we produced tangible results from our core strategy to build shareholder value and deliver long-term, sustainable earnings growth.

The company noted that its net operating earnings for 2009 (non-GAAP) were solidly in line with the company’s guidance range of $1.00 to $1.10 per share announced early last year. The results reflect increased net revenues in NiSource’s Gas Distribution and Gas Transmission & Storage businesses, as well as the effects of open market debt repurchases and lower short-term interest rates. As anticipated, these improvements were more than offset by previously disclosed increased pension expense, reduced electric demand resulting from the economic downturn, and incremental interest expense related to the issuance of long-term debt under the company’s liquidity plan.
Revenue improvements help offset economic impacts
Compared with 2008, NiSource’s 2009 results reflected approximately $69.9 million in additional net revenues (excluding regulatory trackers) at NiSource’s Gas Distribution unit, primarily attributable to regulatory initiatives. NiSource’s Gas Transmission & Storage unit also delivered $56.2 million in increased net revenues (excluding regulatory trackers) resulting from growth projects, short-term transportation and storage services, and mineral rights leasing. These improvements helped to lessen impacts from the economic recession, which resulted in reduced industrial electric demand of approximately 17 percent compared to 2008 levels.
“Through our revenue growth initiatives, as well as aggressive cost management efforts across all our businesses, we mitigated a significant portion of the impacts of the economic recession,” Skaggs said. “Our ability to deliver on our financial commitments in the face of a tough economy underscores the resilience of our core regulated businesses and is a testament to the team’s disciplined execution of their business plans.”
Financing needs addressed through 2011, investment-grade ratings affirmed
NiSource’s financing and liquidity position continued to improve during the fourth quarter of 2009, as the company’s finance subsidiary, NiSource Finance Corp., issued $500 million of senior unsecured notes on Dec. 4, 2009. Proceeds from the issuance will be used by NiSource to complete the refinancing of outstanding long-term debt scheduled to mature in 2010 and 2011. The company continues to maintain its $1.5 billion revolving credit facility that extends to July 2011.
NiSource’s December debt issuance followed a decision by Moody’s Investors Service to affirm the company’s investment grade credit rating of Baa3 and raise its outlook to stable. Moody’s cited the successful resolution of a variety of rate proceedings by NiSource’s gas utilities and the management of the company’s liquidity position as major influencing factors for raising NiSource’s outlook to stable.
“We are pleased Moody’s recognized the progress we have made in strengthening our liquidity position and advancing an aggressive business agenda,” Skaggs said.
“As we entered 2009, we emphasized that maintaining adequate liquidity and managing our upcoming debt maturities were key near-term priorities for NiSource, and we outlined an aggressive and comprehensive plan to effectively address those challenges. Throughout the year, our business units and our finance team did an outstanding job of executing the plan – capital expenditure levels were recalibrated, operating expenses and working capital were managed aggressively, and debt refinancings of approximately $2 billion were completed. As a result of those and other efforts, NiSource entered 2010 with a significantly stronger liquidity profile, and with its long-term financing needs addressed through 2011.”

Core business initiatives advance
During the fourth quarter, NiSource continued to advance core elements of its long-term business strategy, centering on expansion and commercial growth in its Gas Transmission and Storage business, regulatory and commercial initiatives at its utilities, and strong financial process and expense management across the corporation.
As noted above, NiSource’s Gas Distribution Operations continued to deliver strong results during 2009 from a strategy of aligning infrastructure replacement and enhancement programs with a variety of regulatory and rate design initiatives. Highlights include:
•	Bay State Gas Co. received a favorable base rate case order from the Massachusetts Department of Public Utilities (DPU) on Oct. 30, 2009, authorizing an increase in annual base revenues of approximately $19 million, or 3.7 percent. The DPU also approved Bay State’s revenue decoupling mechanism – the first of its kind in Massachusetts – as well as its proposed tracking mechanism to recover costs associated with the company’s infrastructure replacement program.

•	Columbia Gas of Kentucky received Public Service Commission approval of a unanimous rate case settlement. The settlement provided for an overall annual increase in revenues of approximately $6 million, or 3.7 percent, while authorizing an increase to the monthly customer charge, the implementation of an accelerated main replacement program tracker, and the introduction of a residential energy efficiency program.

•	Columbia Gas of Virginia received Virginia State Corporation Commission approval of its Conservation and Ratemaking Efficiency (CARE) Plan for a three-year period (2010-2012). In addition to providing incentives for residential and small general services customers to actively pursue energy conservation measures, the CARE Plan establishes a decoupled rate mechanism. The plan became effective in January of this year.

•	Looking into 2010, Columbia Gas of Pennsylvania filed a base rate increase request on Jan. 28, with the Pennsylvania Public Utility Commission. In addition to proposing a new set of residential home energy efficiency programs and the implementation of a more progressive rate design, the company is seeking an increase in its base rates of approximately $32 million annually. New rates are expected to be placed into effect in the fourth quarter of 2010.

•	Northern Indiana Public Service Company (NIPSCO) also plans to file a natural gas rate case – the company’s first since 1987 – as early as March of this year, with new rates anticipated to be effective in late 2010.
“Our gas distribution teams continue to build on their excellent track record of execution,” Skaggs noted. “This ongoing progress is a testament to our commitment to building creative and collaborative regulatory and infrastructure investment solutions that benefit customers and ensure a safe and reliable distribution system.”
NiSource’s Gas Transmission & Storage (NGT&S) Operations continue to capture growth opportunities leveraging NiSource’s strategically positioned pipeline and storage assets. A number of NGT&S’ new growth projects are designed to support increasing Marcellus Shale production, while the company also has continued to grow and adapt its system to provide critical transportation and storage services to markets across its high-demand service territory. Some examples include:

•	In April, storage gas injections began for the Ohio Storage Expansion Project, which increases NGT&S market-area storage capacity by 6.7 billion cubic feet and enhances delivery from two Ohio storage fields. In March, the Federal Energy Regulatory Commission (FERC) issued a certificate authorizing market-based rates for the project — the first time Columbia Gas Transmission has received such authority in connection with the expansion of an existing, traditionally cost-based, storage facility.

•	In August, NGT&S placed in service its Appalachian Expansion Project, which leverages the company’s existing infrastructure to provide approximately 100,000 dekatherms per day of new transportation to three key Appalachian producers.

•	Including the Appalachian Expansion Project, NGT&S advanced growth projects representing more than $155 million in investment in the Marcellus Shale region during 2009, with potential to provide market access for approximately 700,000 dekatherms per day of new natural gas supplies.
“With our strategic NGT&S footprint, our system capabilities and our disciplined expansion investment strategy, NiSource is capitalizing on the unprecedented producer investment in the Marcellus region, as well as additional new storage and transportation business opportunities across our system,” Skaggs said.
NiSource’s Electric Operations also continued to make progress on an aggressive regulatory and business agenda, despite pressures caused by the economic downturn.
•	NIPSCO took steps during 2009 to advance a number of key initiatives designed to improve operating reliability and customer service, and to establish a platform for long-term earnings growth.

•	During 2009, NIPSCO teams continued to advance the company’s 2008 electric rate case. Parties to the case completed the briefing process last month, and the Indiana Utility Regulatory Commission (IURC) is expected to issue an order in the case during the first half of this year.

•	As previously announced, NIPSCO intends to file a subsequent electric base rate case during 2010. The filing will include the effect of increased pension expense, as well as demand levels based on more recent operating experience, among other items. New rates from this case are expected to be effective in 2011.
“Without question, 2009 was a challenging year for NIPSCO,” Skaggs noted. “The company’s earnings were impacted by a significant increase in pension expense, as well as materially lower industrial demand as a result of the economic recession. Looking forward, we have a solid regulatory and business plan for 2010 to restore NIPSCO’s earnings base and position it to grow in the future. Executing that plan is a key priority for NiSource this year.”
Strategic focus continues in 2010
Looking forward to 2010, Skaggs said NiSource will continue to aggressively focus on its core business strategy of synchronizing infrastructure investment with appropriate regulatory and commercial activities.
“Our key business priorities for this year are to advance the next wave of Marcellus Shale growth projects in our NGT&S business, continue to execute our infrastructure replacement programs and related regulatory initiatives in the Gas Distribution segment, and complete the NIPSCO repositioning process,” Skaggs said.

In terms of financial performance, Skaggs said NiSource expects its earnings to grow by 3 to 5 percent on a long-term basis. For 2010, net operating earnings (non-GAAP) are projected to fall within a range of $1.10 to $1.20 per share. There will likely be differences between net operating earnings and GAAP earnings for matters including, but not limited to, weather, restructuring costs and accounting changes. NiSource is not able to estimate the impact of such items on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.
Skaggs said that the company’s outlook assumes a gradual and modest pace of economic recovery across the markets served by its utilities, continuing the trend experienced during the latter half of 2009. He also indicated that, in light of NiSource’s improved liquidity position and its deep inventory of investment opportunities, the company is projecting a capital expenditure level of approximately $900 million for 2010, an increase of approximately $100 million, or 12.5 percent, over its 2009 program.
“Although the landscape we face today is much more stable, and less treacherous, than the one we encountered a year ago, 2010 will present its share of challenges,” Skaggs said. “As we face those challenges and continue the basic work of building and growing NiSource, I am convinced we do so as a stronger company — one with a business plan that is compelling, balanced and tested.”
Full Year 2009 Operating Earnings – Segment Results (non-GAAP)
NiSource’s consolidated operating earnings (non-GAAP) for the year ended Dec. 31, 2009, were $881.0 million, compared to $918.6 million in 2008. Refer to Schedule 2 for the items included in 2009 and 2008 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the full year ended Dec. 31, 2009 are discussed below.
Gas Distribution Operations reported operating earnings of $329.3 million, slightly above $328.2 million of operating earnings in 2008. As noted above, net revenues, excluding the impact of regulatory and tax trackers, increased $69.9 million, primarily attributable to regulatory and service programs including impacts from rate cases at various utilities, partially offset by decreased customer usage and lower off-system sales revenues.
Operating expenses, excluding trackers, were $68.8 million higher than the comparable period, reflecting higher employee and administrative costs, depreciation costs and uncollectible accounts. The higher employee and administrative costs were primarily due to increases in pension expense of $31.8 million, net of the deferral of pension costs for Columbia Gas of Ohio.
Gas Transmission and Storage Operations reported operating earnings of $408.8 million versus operating earnings of $376.7 million in 2008. The increase resulted primarily from increased net revenues of $56.2 million, excluding regulatory trackers, primarily attributable to increases in firm capacity reservation fees from growth projects such as the Eastern Market Expansion and the Ohio Storage Expansion, as well as for new Appalachian supply contracts, increases in shorter term transportation and storage services, and mineral rights leasing revenues.
Equity earnings increased by $3.7 million primarily resulting from increased earnings from Millennium Pipeline in its first full year of service, despite an $8.1 million reduction in equity earnings resulting from interest rate hedges related to Millennium’s decision to delay permanent financing until 2010.
Operating expenses increased by $27.8 million, excluding trackers, due to higher capacity lease costs, employee and administrative costs, outside services, maintenance costs, and environmental expenses. In addition, 2008 operating expenses were favorably impacted by the reduction of legal reserves.

Electric Operations reported operating earnings of $162.4 million for 2009, compared with $220.2 million in 2008. Lower net revenues and higher operating expenses both contributed to the lower operating earnings. Excluding regulatory trackers, net revenue decreased by $17.1 million primarily from lower industrial usage, off-system sales, emission allowance sales and Sugar Creek revenues from capacity sales into the PJM Interconnection, partially offset by lower non-recoverable purchased power costs.
Operating expenses increased by $40.7 million, excluding trackers, due primarily to higher pension expense of $42.6 million, other employee and administrative costs, and higher electric generation and maintenance expenses, partially offset by lower property taxes, environmental expenses and depreciation. The decrease in depreciation expense is due primarily to the impact of an $8.3 million adjustment recorded by NIPSCO during the second quarter of 2008.
Other Operations reported an operating earnings loss of $4.6 million for 2009 compared to operating earnings of $1.6 million for 2008. Last year’s operating earnings results include earnings from the unregulated natural gas marketing business. Operating earnings this year no longer include results from that business. See discussion below under Discontinued Operations (GAAP). Other Operation’s operating earnings for 2009 include results from the NiSource Development companies such as low income housing properties and Lake Erie Land, NiSource Energy Technology, Primary Energy, and Columbia Network Services.
Other Items
Interest expense increased by $24.1 million due to incremental interest expense associated with the issuance of $700 million of long-term debt in May of 2008, $600 million of long-term debt in March of 2009 and the $385 million two-year term loan issued in April of 2009, partially offset by the open market debt repurchase of $100 million in January 2009, the $250.6 million tender offer debt repurchase in April 2009 and lower short-term interest rates. Other-net was a loss of $1.4 million in 2009 compared to income of $0.9 million for 2008 as a result of lower interest income. The effective tax rate of net operating earnings was 38.6 percent compared to 35.8 percent for the same period last year. The tax rate is higher in 2009 versus last year due to deferred income tax adjustments related primarily to state income tax apportionment changes and an increase in tax expense related to AFUDC equity.
Fourth Quarter 2009 Operating Earnings – Segment Results (non-GAAP)
NiSource’s consolidated fourth-quarter 2009 operating earnings (non-GAAP) were $258.5 million, compared to $297.9 million for the same period in 2008. Refer to Schedule 2 for the items included in 2009 and 2008 GAAP operating income but excluded from operating earnings.
Operating earnings for NiSource’s business segments for the fourth quarter ended Dec. 31, 2009, are discussed below.
Gas Distribution Operations reported operating earnings of $114.5 million versus operating earnings of $134.6 million in the fourth quarter of 2008. Net revenues, excluding the impact of regulatory and tax trackers, increased $3.9 million, primarily attributable to regulatory and service programs including impacts from rate cases at various utilities, partially offset by lower customer usage.
Operating expenses, excluding trackers, were $24.0 million higher than the comparable period, reflecting an increase in employee and administrative costs, which includes higher pension expense, along with higher uncollectible receivables and higher depreciation costs. After deferring pension costs for Columbia Gas of Ohio, pension expense increased $7.9 million for Gas Distribution Operations for the quarter.

Gas Transmission and Storage Operations reported operating earnings of $116.6 million, essentially flat with operating earnings of $116.5 million in the fourth quarter of 2008. Net revenues, excluding the impact of regulatory and tax trackers, increased $19.2 million, primarily attributable to increases in firm capacity reservation fees for growth projects including the Eastern Market Expansion and the Ohio Storage Expansion, as well as for new Appalachian supply contracts, and increased shorter term transportation and storage services.
Equity earnings increased by $1.1 million due to increased earnings from Millennium.
Operating expenses increased $20.2 million, excluding trackers, due primarily to higher maintenance costs, including expenditures for the Integrity Management Program. In addition, 2008 operating expenses were favorably impacted by the reduction of legal reserves.
Electric Operations reported operating earnings of $35.6 million versus operating earnings of $47.9 million from the same quarter last year. Net revenues, excluding regulatory trackers, were $0.3 million lower than last year. Increased commercial and industrial usage was more than offset by lower Sugar Creek revenues from capacity sales into the PJM Interconnection and lower sales of emission allowances.
Operating expenses increased by $12.0 million, excluding trackers, due primarily to higher pension expense of $10.8 million and other employee and administrative expenses.
Other Operations reported an operating earnings loss of $1.7 million in the fourth quarter of 2009, compared with operating earnings of $0.8 million in the prior year. Last year’s operating results include earnings from the unregulated natural gas marketing business. Operating earnings this year no longer include results from that business. See discussion below under Discontinued Operations (GAAP). Other Operation’s operating earnings for 2009 include results from the NiSource Development companies such as low income housing properties and Lake Erie Land, NiSource Energy Technology, Primary Energy, and Columbia Network Services.
Other Items
Interest expense decreased by $2.7 million in the fourth quarter of 2009 compared to the same period last year due to lower short-term borrowings and short-term interest rates coupled with the debt repurchases during 2009, partially offset by the new debt issuances during 2009. Other-net was $0.8 million compared to a loss of $2.9 million last year due to increased AFUDC equity earnings, partially offset by lower interest income. The effective tax rate of net operating earnings for the fourth quarter of 2009 was 38.5 percent compared to 34.8 percent for the same period last year. The tax rate is higher in 2009 versus last year due to deferred income tax adjustments related primarily to state income tax apportionment changes.
Income from Continuing Operations (GAAP)
On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended Dec. 31, 2009, of $231.2 million, or $0.84 per share, compared with $370.6 million, or $1.35 per share in 2008.
On a GAAP basis, income from continuing operations for the three months ended Dec. 31, 2009 was $88.5 million, or $0.32 per share, compared with $127.5 million, or $0.46 per share for the fourth quarter of 2008.

Discontinued Operations
During the second and third quarters of 2009, NiSource was pursuing the sale of its unregulated natural gas marketing business. In both periods, net assets for the business were accounted for as assets and liabilities held for sale and discontinued operations, and as such, the results of operations and cash flows were classified as discontinued operations for all periods presented. In the fourth quarter, it was determined the sale of NiSource’s unregulated natural gas marketing business was no longer probable. As such, the assets and liabilities were reclassified to assets held and used at Dec. 31, 2009, and the results of the business are now included within continuing operations (GAAP).
In the first quarter of 2008, NiSource began accounting for the operations of Northern Utilities, Granite State Gas and Whiting Clean Energy as discontinued operations. All three businesses were disposed of during 2008. For the twelve months ended Dec. 31, 2008, NiSource recorded an after-tax loss of $108.1 million ($0.39 per share) for the disposition of these operations. All results of operations for these businesses are classified as net income from discontinued operations. In addition, NiSource recorded an accrual related to the Tawney lawsuit in West Virginia which was settled during the fourth quarter of 2008.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s restructured outsourcing agreement; actual operating experience of NiSource’s assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non — GAAP)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions,except per share amounts)	2009	2008	2009	2008
Net Revenues
Gas Distribution	$841.1	$1,460.6	$3,296.2	$5,163.2
Gas Transportation and Storage	340.8	322.3	1,239.5	1,132.4
Electric	309.9	305.1	1,244.6	1,362.3
Other	9.7	285.0	54.4	1,218.3

Gross Revenues	1,501.5	2,373.0	5,834.7	8,876.2
Cost of Sales (excluding depreciation and amortization)	585.1	1,469.9	2,495.1	5,633.3

Total Net Revenues	916.4	903.1	3,339.6	3,242.9

Operating Expenses
Operation and maintenance	371.5	319.1	1,358.2	1,245.2
Operation and maintenance — trackers	72.2	66.1	247.2	216.9
Depreciation and amortization	146.3	141.4	580.3	560.9
Depreciation and amortization — trackers	2.4	1.4	8.6	6.1
Other taxes	49.6	50.3	199.1	209.8
Other taxes — trackers	22.3	32.2	81.2	97.7

Total Operating Expenses	664.3	610.5	2,474.6	2,336.6

Equity Earnings in Unconsolidated Affiliates	6.4	5.3	16.0	12.3

Operating Earnings	258.5	297.9	881.0	918.6

Other Income (Deductions)
Interest expense, net	(98.6)	(101.3)	(399.0)	(374.9)
Other, net	0.8	(2.9)	(1.4)	0.9

Total Other Income (Deductions)	(97.8)	(104.2)	(400.4)	(374.0)

Operating Earnings From Continuing Operations Before Income Taxes	160.7	193.7	480.6	544.6
Income Taxes	61.8	67.5	185.3	195.2

Net Operating Earnings from Continuing Operations	98.9	126.2	295.3	349.4

GAAP Adjustment	(10.4)	1.3	(64.1)	21.2

GAAP Income from Continuing Operations	$88.5	$127.5	$231.2	$370.6

Basic Net Operating Earnings Per Share from Continuing Operations	0.35	0.46	1.07	1.28

GAAP Basic Earnings Per Share from Continuing Operations	0.32	0.46	0.84	1.35

Basic Average Common Shares Outstanding	276.0	274.0	275.1	274.0

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Twelve Months
Gas Distribution Operations	Ended December 31,		Ended December 31,
(in millions)	2009	2008	2009	2008

Net Revenues
Sales Revenues	$1,006.4	$1,627.7	$3,902.4	$5,732.5
Less: Cost of gas sold	548.1	1,167.4	2,293.0	4,197.9

Net Revenues	458.3	460.3	1,609.4	1,534.6

Operating Expenses
Operation and maintenance	182.9	162.2	680.7	629.9
Operation and maintenance — trackers	56.3	52.3	187.3	165.9
Depreciation and amortization	61.9	57.6	248.1	228.8
Other taxes	20.4	21.4	82.8	84.1
Other taxes — trackers	22.3	32.2	81.2	97.7

Total Operating Expenses	343.8	325.7	1,280.1	1,206.4

Operating Earnings	$114.5	$134.6	$329.3	$328.2

GAAP Adjustment	0.1	12.6	(1.5)	7.9

GAAP Operating Income	$114.6	$147.2	$327.8	$336.1

	Three Months		Twelve Months
Gas Transmission and Storage Operations	Ended December 31,		Ended December 31,
(in millions)	2009	2008	2009	2008
| | | |
Net Revenues
Transportation revenues	$207.3	$191.1	$724.6	$682.5
Storage revenues	48.4	44.2	190.8	178.9
Other revenues	1.9	1.4	15.3	3.9

Net Operating Revenues	257.6	236.7	930.7	865.3

Operating Expenses
Operation and maintenance	88.2	69.5	306.2	281.7
Operation and maintenance — trackers	14.2	12.5	54.3	45.1
Depreciation and amortization	31.4	29.8	121.5	117.6
Other taxes	13.6	13.7	55.9	56.5

Total Operating Expenses	147.4	125.5	537.9	500.9

Equity Earnings in Unconsolidated Affiliates	6.4	5.3	16.0	12.3

Operating Earnings	$116.6	$116.5	$408.8	$376.7

GAAP Adjustment	(0.5)	(11.8)	(20.3)	(7.0)

GAAP Operating Income	$116.1	$104.7	$388.5	$369.7

NiSource Inc.
Segment Operating Earnings (Non-GAAP)

	Three Months		Twelve Months
Electric Operations	Ended December 31,		Ended December 31,
(in millions)	2009	2008	2009	2008

Net Revenues
Sales revenues	$313.2	$306.7	$1,252.8	$1,368.0
Less: Cost of sales	112.7	107.3	456.5	556.8

Net Revenues	200.5	199.4	796.3	811.2

Operating Expenses
Operation and maintenance	98.4	85.8	371.9	318.8
Operation and maintenance — trackers	1.7	1.3	5.6	5.9
Depreciation and amortization	49.6	50.7	197.0	203.5
Depreciation and amortization — trackers	2.4	1.4	8.6	6.1
Other taxes	12.8	12.3	50.8	56.7

Total Operating Expenses	164.9	151.5	633.9	591.0

Operating Earnings	$35.6	$47.9	$162.4	$220.2

GAAP Adjustment	(2.7)	0.8	(45.7)	(1.0)

GAAP Operating Income	$32.9	$48.7	$116.7	$219.2

	Three Months		Twelve Months
Other Operations	Ended December 31,		Ended December 31,
(in millions)	2009	2008	2009	2008

Net Revenues
Products and services revenue	$2.0	$271.1	$8.2	$1,171.7
Less:Cost of products purchased	—	265.2	—	1,144.2

Net Revenues	2.0	5.9	8.2	27.5

Operating Expenses
Operation and maintenance	3.0	3.3	10.0	18.2
Depreciation and amortization	0.5	0.6	2.0	2.4
Other taxes	0.2	1.2	0.8	5.3

Total Operating Expenses	3.7	5.1	12.8	25.9

Operating Earnings (Loss)	$(1.7)	$0.8	$(4.6)	$1.6

GAAP Adjustment	(6.9)	(0.1)	(9.9)	0.4

GAAP Operating Income (Loss)	$(8.6)	$0.7	$(14.5)	$2.0

	Three Months		Twelve Months
Corporate	Ended December 31,		Ended December 31,
(in millions)	2009	2008	2009	2008

Operating Earnings (Loss)	$(6.5)	$(1.9)	$(14.9)	$(8.1)

GAAP Adjustment	(1.0)	(0.1)	(1.7)	(0.2)

GAAP Operating Income (Loss)	$(7.5)	$(2.0)	$(16.6)	$(8.3)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Gas Distribution Operations	2009	2008	2009	2008

Sales and Transportation (MMDth)
Residential	83.5	91.6	265.2	278.0
Commercial	51.1	53.0	169.4	174.2
Industrial	89.7	88.4	335.9	373.2
Off System	15.0	19.8	59.7	96.8
Other	0.2	0.2	0.8	1.0

Total	239.5	253.0	831.0	923.2

Weather Adjustment	1.1	(9.8)	1.4	(7.6)

Sales and Transportation Volumes - Excluding Weather	240.6	243.2	832.4	915.6

Heating Degree Days	2,031	2,184	5,624	5,771
Normal Heating Degree Days	2,037	2,037	5,633	5,664
% Colder (Warmer) than Normal	0%	7%	0%	2%

Customers
Residential			3,032,597	3,037,504
Commercial			279,144	280,195
Industrial			7,895	8,003
Other			79	76

Total			3,319,715	3,325,778

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Gas Transmission and Storage Operations	2009	2008	2009	2008

Throughput (MMDth)
Columbia Transmission	292.9	292.6	1,029.8	1,000.0
Columbia Gulf	185.7	230.9	894.1	989.3
Columbia Pipeline Deep Water	—	—	—	0.9
Crossroads Gas Pipeline	7.9	8.8	33.9	36.3
Intrasegment eliminations	(122.8)	(140.0)	(566.4)	(538.0)

Total	363.7	392.3	1,391.4	1,488.5

NiSource Inc.
Segment Volumes and Statistical Data (continued)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
Electric Operations	2009	2008	2009	2008

Sales (Gigawatt Hours)
Residential	795.9	813.2	3,241.4	3,345.9
Commercial	926.3	936.1	3,833.9	3,915.8
Industrial	1,967.5	2,011.4	7,690.9	9,305.4
Wholesale	215.4	186.4	600.6	737.2
Other	46.5	36.1	158.9	138.2

Total	3,951.6	3,983.2	15,525.7	17,442.5

Weather Adjustment	(3.1)	(16.1)	343.4	81.8

Sales Volumes — Excluding Weather impacts	3,948.5	3,967.1	15,869.1	17,524.3

Cooling Degree Days			515	716
Normal Cooling Degree Days			814	814
% Warmer (Colder) than Normal			(37%)	(12%)

Electric Customers
Residential			400,016	400,640
Commercial			53,617	53,438
Industrial			2,441	2,484
Wholesale			15	9
Other			746	754

Total			456,835	457,325

NiSource Inc.
Schedule 1 — Reconciliation of Net Operating Earnings to GAAP

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions,except per share amounts)	2009	2008	2009	2008

Net Operating Earnings from Continuing Operations (Non-GAAP)	$98.9	$126.2	$295.3	$349.4

Items excluded from operating earnings:
Net Revenues:
Weather — compared to normal	(0.7)	13.9	(23.2)	2.8
Revenue adjustment	0.8	—	(8.2)	—
Unregulated natural gas marketing business	10.5	—	23.2	—

Operating Expenses:
Restructuring	(0.6)	—	(25.2)	—
Transition charges (IBM Agreement)	(0.1)	(2.2)	(3.5)	(7.8)
Legal reserve	(3.0)	—	(10.0)	—
Unregulated natural gas marketing business	(4.6)	—	(13.0)	—
Medical expense adjustment out of period	—	—	—	12.7
Gain/Loss on sale of assets and asset impairments	(13.3)	(10.3)	(19.2)	(7.6)

Total items excluded from operating earnings	(11.0)	1.4	(79.1)	0.1

Loss on early extinguishment of debt	(6.9)	—	(4.5)	—

Other Income — Gain on sale of JOF	—	—	—	16.7

Interest Expense — Reserve for Interest Rate Swaps	—	0.7	—	(4.8)

Income Taxes — Massachusetts Tax Law change	—	1.4	—	14.9

Income Taxes — Tax Method change	1.7	—	(6.1)	—

Tax effect of above items and other income tax adjustments	5.8	(2.2)	25.6	(5.7)

Total items excluded from net operating earnings	(10.4)	1.3	(64.1)	21.2

Reported Income from Continuing Operations — GAAP	$88.5	$127.5	$231.2	$370.6

Basic Average Common Shares Outstanding	276.0	274.0	275.1	274.0

Basic Net Operating Earnings Per Share from Continuing Operations ($)	0.35	0.46	1.07	1.28

Items excluded from net operating earnings (after-tax)	(0.03)	—	(0.23)	0.07

GAAP Basic Earnings Per Share from Continuing Operations	0.32	0.46	0.84	1.35

NiSource Inc.
Schedule 2 — Adjustments by Segment from Operating Earnings to GAAP
For Quarter ended December 31,
2009 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$114.5	$116.6	$35.6	$(1.7)	$(6.5)	$258.5

Net Revenues:
Weather (compared to normal)	(1.0)	—	0.3	—	—	(0.7)
Unregulated natural gas marketing business	—	—	—	11.5	(1.0)	10.5
Revenue adjustment	—	—	0.8	—	—	0.8

Total Impact — Net Revenues	(1.0)	—	1.1	11.5	(1.0)	10.6

Operating Expenses
Restructuring	(0.2)	0.1	(0.5)	—	—	(0.6)
Transition charges	(0.1)	—	—	—	—	(0.1)
Legal reserve	—	—	(3.0)	—	—	(3.0)
Unregulated natural gas marketing business	—	—	—	(4.6)	—	(4.6)
Gain/Loss on sale of assets and asset impairments	1.4	(0.6)	(0.3)	(13.8)	—	(13.3)

Total Impact — Operating Expenses	1.1	(0.5)	(3.8)	(18.4)	—	(21.6)

Total Impact — Operating Income (Loss)	$0.1	$(0.5)	$(2.7)	$(6.9)	$(1.0)	$(11.0)

Operating Income (Loss) — GAAP	$114.6	$116.1	$32.9	$(8.6)	$(7.5)	$247.5

2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$134.6	$116.5	$47.9	$0.8	$(1.9)	$297.9

Net Revenues:
Weather (compared to normal)	12.8	—	1.1	—	—	13.9

Total Impact — Net Revenues	12.8	—	1.1	—	—	13.9

Operating Expenses
Transition charges (IBM Agreement)	(1.4)	(0.4)	(0.4)	—	—	(2.2)
Gain/(Loss) on sale of assets and asset impairments	1.2	(11.4)	0.1	(0.1)	(0.1)	(10.3)

Total Impact — O & M Expenses	(0.2)	(11.8)	(0.3)	(0.1)	(0.1)	(12.5)

Total Impact — Operating Income (Loss)	$12.6	$(11.8)	$0.8	$(0.1)	$(0.1)	$1.4

Operating Income (Loss) — GAAP	$147.2	$104.7	$48.7	$0.7	$(2.0)	$299.3

NiSource Inc.
Schedule 2 — Adjustments by Segment from Operating Earnings to GAAP
For Twelve Months ended December 31,
2009 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$329.3	$408.8	$162.4	$(4.6)	$(14.9)	$881.0

Net Revenues:
Weather (compared to normal)	—	—	(23.2)	—	—	(23.2)
Revenue sales adjustment	—	—	(8.2)	—	—	(8.2)
Unregulated natural gas marketing business	—	—	—	24.8	(1.6)	23.2

Total Impact — Net Revenues	—	—	(31.4)	24.8	(1.6)	(8.2)

Operating Expenses
Restructuring	(1.6)	(19.9)	(3.7)	—	—	(25.2)
Transition charges (IBM Agreement)	(1.3)	(1.8)	(0.3)	—	(0.1)	(3.5)
Legal reserve	—	—	(10.0)	—	—	(10.0)
Unregulated natural gas marketing business	—	—	—	(13.0)	—	(13.0)
Gain/Loss on sale of assets and asset impairments	1.4	1.4	(0.3)	(21.7)	—	(19.2)

Total Impact — Operating Expenses	(1.5)	(20.3)	(14.3)	(34.7)	(0.1)	(70.9)

Total Impact — Operating Income (Loss)	$(1.5)	$(20.3)	$(45.7)	$(9.9)	$(1.7)	$(79.1)

Operating Income (Loss) — GAAP	$327.8	$388.5	$116.7	$(14.5)	$(16.6)	$801.9

2008 (in millions)

		Gas
	Gas	Transmission
	Distribution	and Storage	Electric	Other	Corporate	Total

Operating Earnings (Loss)	$328.2	$376.7	$220.2	$1.6	$(8.1)	$918.6

Net Revenues:
Weather (compared to normal)	8.1	—	(5.3)	—	—	2.8

Total Impact — Net Revenues	8.1	—	(5.3)	—	—	2.8

Operating Expenses
Transition charges (IBM Agreement)	(4.8)	(1.5)	(1.2)	(0.1)	(0.2)	(7.8)
Medical expense adjustment out of period	4.4	2.5	5.5	0.1	0.2	12.7
Gain/(Loss) on sale of assets and asset impairments	0.2	(8.0)	—	0.4	(0.2)	(7.6)

Total Impact — O & M Expenses	(0.2)	(7.0)	4.3	0.4	(0.2)	(2.7)

Total Impact — Operating Income (Loss)	$7.9	$(7.0)	$(1.0)	$0.4	$(0.2)	$0.1

Operating Income (Loss) — GAAP	$336.1	$369.7	$219.2	$2.0	$(8.3)	$918.7

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2009	2008	2009	2008

Net Revenues
Gas Distribution	$840.1	$1,473.4	$3,296.2	$5,171.3
Gas Transportation and Storage	340.8	322.3	1,239.5	1,132.4
Electric	311.0	306.2	1,213.2	1,357.0
Other	192.8	285.0	900.5	1,218.3

Gross Revenues	1,684.7	2,386.9	6,649.4	8,879.0
Cost of Sales (excluding depreciation and amortization)	757.7	1,469.9	3,318.0	5,633.3

Total Net Revenues	927.0	917.0	3,331.4	3,245.7

Operating Expenses
Operation and maintenance	451.1	387.3	1,653.4	1,457.2
Depreciation and amortization	148.6	142.8	589.0	567.0
Impairment and (gain)/loss on sale of assets, net	13.3	10.4	19.2	7.6
Other taxes	72.9	82.5	283.9	307.5

Total Operating Expenses	685.9	623.0	2,545.5	2,339.3

Equity Earnings in Unconsolidated Affiliates	6.4	5.3	16.0	12.3

Operating Income	247.5	299.3	801.9	918.7

Other Income (Deductions)
Interest expense, net	(98.6)	(100.6)	(399.0)	(379.7)
Loss on early extinguishment of long-term debt	(6.9)	—	(4.5)	—
Other, net	0.8	(2.9)	(1.4)	17.6

Total Other Income (Deductions)	(104.7)	(103.5)	(404.9)	(362.1)

Income From Continuing Operations Before Income Taxes	142.8	195.8	397.0	556.6
Income Taxes	54.3	68.3	165.8	186.0

Income from Continuing Operations	88.5	127.5	231.2	370.6

Income (Loss) from Discontinued Operations — net of taxes	1.0	38.4	(10.7)	(183.4)
Loss on Disposition of Discontinued Operations — net of taxes	—	(3.9)	(2.8)	(108.2)

Net Income	$89.5	$162.0	$217.7	$79.0

Basic Earnings Per Share
Continuing operations	$0.32	$0.46	$0.84	$1.35
Discontinued operations	—	0.13	(0.05)	(1.06)

Basic Earnings Per Share	$0.32	$0.59	$0.79	$0.29

Diluted Earnings Per Share
Continuing operations	$0.32	$0.46	$0.84	$1.35
Discontinued operations	—	0.13	(0.05)	(1.06)

Diluted Earnings Per Share	$0.32	$0.59	$0.79	$0.29

Dividends Declared Per Common Share	$0.23	$0.23	$0.92	$0.92

Basic Average Common Shares Outstanding	276.0	274.0	275.1	274.0
Diluted Average Common Shares	276.8	275.5	275.8	275.4

NiSource Inc.
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
(in millions)	2009	2008

ASSETS
Property, Plant and Equipment
Utility Plant	$18,946.1	$18,356.8
Accumulated depreciation and amortization	(8,353.7)	(8,080.8)

Net utility plant	10,592.4	10,276.0

Other property, at cost, less accumulated depreciation	91.5	112.7

Net Property, Plant and Equipment	10,683.9	10,388.7

Investments and Other Assets
Assets of discontinued operations and assets held for sale	18.7	45.5
Unconsolidated affiliates	165.8	86.8
Other investments	129.2	117.9

Total Investments and Other Assets	313.7	250.2

Current Assets
Cash and cash equivalents	16.4	20.6
Restricted cash	174.7	286.6
Accounts receivable (less reserve of $39.6 and $43.9, respectively)	808.6	1,143.2
Income tax receivable	24.9	—
Gas inventory	384.8	511.8
Underrecovered gas and fuel costs	40.2	180.2
Materials and supplies, at average cost	102.3	95.1
Electric production fuel, at average cost	59.9	63.8
Price risk management assets	173.3	150.4
Exchange gas receivable	72.5	393.8
Regulatory assets	238.3	314.9
Assets of discontinued operations and assets held for sale	2.2	1.0
Prepayments and other	125.5	249.1

Total Current Assets	2,223.6	3,410.5

Other Assets
Price risk management assets	237.6	200.7
Regulatory assets	1,644.1	1,640.4
Goodwill	3,677.3	3,677.3
Intangible assets	319.6	330.6
Postretirement and postemployment benefits assets	19.8	10.3
Deferred charges and other	152.1	123.5

Total Other Assets	6,050.5	5,982.8

Total Assets	$19,271.7	$20,032.2

NiSource Inc.
Consolidated Balance Sheets (continued)
(unaudited )

	December 31,	December 31,
(in millions, except share amounts)	2009	2008

CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock — $0.01 par value, 400,000,000 shares authorized; 276,638,021 and 274,261,799 shares issued and outstanding, respectively	$2.8	$2.7
Additional paid-in capital	4,057.6	4,020.3
Retained earnings	865.5	901.1
Accumulated other comprehensive loss	(45.9)	(172.0)
Treasury stock	(25.9)	(23.3)

Total Common Stockholders’ Equity	4,854.1	4,728.8
Long-term debt, excluding amounts due within one year	5,987.5	5,943.9

Total Capitalization	10,841.6	10,672.7

Current Liabilities
Current portion of long-term debt	696.9	469.3
Short-term borrowings	103.0	1,163.5
Accounts payable	502.1	693.9
Dividends declared	0.2	—
Customer deposits and accounts receivable credit balances	301.2	275.9
Taxes accrued	212.9	206.5
Interest accrued	125.4	120.1
Overrecovered gas and fuel costs	220.4	35.9
Price risk management liabilities	190.1	286.5
Exchange gas payable	222.2	555.5
Deferred revenue	27.3	14.7
Regulatory liabilities	43.8	40.4
Accrued liability for postretirement and postemployment benefits	7.6	6.4
Liabilities of discontinued operations and liabilities held for sale	1.7	0.9
Legal and environmental reserves	146.1	375.1
Other accruals	310.3	338.8

Total Current Liabilities	3,111.2	4,583.4

Other Liabilities and Deferred Credits
Price risk management liabilities	170.2	188.5
Deferred income taxes	2,018.2	1,549.8
Deferred investment tax credits	39.6	46.1
Deferred credits	72.4	76.7
Deferred revenue	8.5	6.2
Accrued liability for postretirement and postemployment benefits	1,150.2	1,238.5
Liabilities of discontinued operations and liabilities held for sale	10.2	4.4
Regulatory liabilities and other removal costs	1,558.8	1,386.1
Asset retirement obligations	138.2	126.0
Other noncurrent liabilities	152.6	153.8

Total Other Liabilities and Deferred Credits	5,318.9	4,776.1

Commitments and Contingencies	—	—

Total Capitalization and Liabilities	$19,271.7	$20,032.2

NiSource Inc.
Statements of Consolidated Cash Flows
(unaudited )

Twelve Months Ended December 31, (in millions)	2009	2008

Operating Activities
Net Income	217.7	79.0
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Loss on Early Extinguishment of Debt	4.5	—
Depreciation and Amortization	589.0	567.0
Net Changes in Price Risk Management Assets and Liabilities	(9.1)	25.7
Deferred Income Taxes and Investment Tax Credits	378.2	137.8
Deferred Revenue	4.3	(24.0)
Stock Compensation Expense	9.6	9.5
Gain (Loss) on Sale of Assets	(3.6)	4.3
Loss on Impairment of Assets	22.8	3.3
Income from Unconsolidated Affiliates	(15.1)	(25.3)
Loss on Disposition of Discontinued Operations — Net of Taxes	2.8	108.2
Loss from Discontinued Operations — Net of Taxes	10.7	183.4
Amortization of Discount/Premium on Debt	13.0	7.7
AFUDC Equity	(5.4)	(5.4)
Changes in Assets and Liabilities:
Accounts Receivable	258.9	(202.4)
Income tax receivable	(24.9)	—
Inventories	128.7	(82.4)
Accounts Payable	(191.5)	(30.0)
Customer Deposits and Accounts Receivable Credit Balances	25.3	42.3
Taxes Accrued	116.2	(89.7)
Interest Accrued	5.3	20.8
Overrecovered Gas and Fuel Costs	324.4	3.6
Exchange Gas Receivable/Payable	(10.0)	(71.9)
Other Accruals	(3.6)	16.3
Prepayments and Other Current Assets	24.2	(27.5)
Regulatory Assets/Liabilities	105.2	(91.8)
Postretirement and Postemployment Benefits	(49.1)	(9.2)
Deferred Credits	6.2	36.3
Deferred Charges and Other NonCurrent Assets	(21.9)	38.7
Other Non Current Liabilities	(7.6)	(36.5)

Net Operating Activities from Continuing Operations	1,905.2	587.8

Net Operating Activities used for Discontinued Operations	(254.5)	(2.5)

Net Cash Flows from Operating Activities	1,650.7	585.3

Investing Activities
Capital Expenditures	(777.2)	(970.2)
Sugar Creek Purchase	—	(329.7)
Insurance Recoveries	62.7	46.7
Proceeds from Disposition of Assets	5.7	47.8
Restricted Cash	111.9	(228.8)
Distributions from or (contributions to) equity investments	(23.5)	(39.2)
Other Investing Activities	(42.0)	(38.1)

Net Investing Activities used for Continuing Operations	(662.4)	(1,511.5)

Net Investing Activities from Discontinued Operations	7.6	397.2

Net Cash Flows used for Investing Activities	(654.8)	(1,114.3)

Financing Activities
Issuance of Long-Term Debt	1,460.0	959.3
Retirement of Long-Term Debt	(1,169.8)	(40.6)
Repurchase of Long-Term Debt	—	(254.0)
Change in Short-Term Debt — Net	(1,060.5)	102.5
Issuance of Common Stock	26.1	1.3
Acquisition of Treasury Stock	(2.6)	—
Dividends Paid — Common Stock	(253.3)	(252.4)

Net Cash Flows used for Financing Activities	(1,000.1)	516.1

Change in cash and cash equivalents from continuing operations	242.7	(407.6)
Cash (contributions to) receipts from discontinued operations	(246.9)	393.6
Cash and cash equivalents at beginning of period	20.6	34.6

Cash and Cash Equivalents at End of Period	16.4	20.6